Exhibit 99.1

MacroSolve’s digiTICKET Sold In Profitable Asset Transaction;
Company to Focus On Mobile App Market Set for Explosive Growth

TULSA, Okla., February 17, 2010 - MacroSolve, Inc., (OTCBB:MCVE), a leading provider of mobile apps and solutions, announced today that it has sold its digiTICKET™ electronic ticketing product in an asset sale valued at approximately $450,000. $400,000 in cash was received by MacroSolve upon closing of the transaction on February 12. MacroSolve will receive an additional $50,000 in cash over a period of six months for product transfer support services. The sale of digiTICKET has freed up human and financial resources which MacroSolve is directly reinvesting in developing and launching new mobile business apps into the burgeoning $5 billion-plus business app market.

Since its development and launch in 2009, digiTICKET has quickly gained traction in the law enforcement market as a superior technology compared to competing solutions. The product has exceeded MacroSolve’s own internal timelines in terms of development, launch and market share.

“There’s been very strong demand for digiTICKET, which has resulted in an attractive asset sale for us. We’ve decided to sell the product in order to focus our company’s resources on the high growth mobile business app market where our apps are similarly gaining market traction. Current and future digiTICKET customers will continue to receive superior service through Saltus Technologies, LLC, the product’s new owner,” stated MacroSolve President and CEO, Clint Parr.

“Our core strength at MacroSolve remains developing and introducing mobility products that gain rapid market share. With the mobile app market for businesses projected to grow at double digits for the next five years, and reach $11.6 billion in sales by 2012, we are focusing all of our resources, including the income from this profitable sale, on becoming the leader in mobile business apps. Our business model generates high margin recurring revenues while delivering high value and ROI to our customers” added Parr.

MacroSolve recently launched DineInsight™, powered by ReForm XT™, designed exclusively for the restaurant industry. DineInsight is being adopted by a growing number of restaurants. DineInsight is the first in a series of vertical-specific mobile business apps that MacroSolve is to launch in 2010, powered by its ReForm XT platform.

About MacroSolve
MacroSolve, Inc. (OTCBB:MCVE) is a pioneer in delivering mobile apps and solutions to businesses and government. Founded in 1997, the company has an extensive network including the top name brands in wireless hardware and software as well as carriers. MacroSolve's mission is to become the leader in delivering mobile business apps, a market projected to grow by double digits to $11.6 B by 2012. The company operates through its subsidiaries including Anyware Mobile Solutions (www.goanyware.com). For more information, visit www.macrosolve.com or call 800-401-8740.

About Saltus Technologies

Saltus Technologies is dedicated to developing and marketing mobile electronic ticketing solutions to law enforcement, government agencies and private industry.  Electronic ticketing can create an attractive return on investment when replacing the process of handwriting tickets.  Founded by members of the Anyware Mobile Solutions management team, Saltus Technologies brings with it a heritage of mobile software development dating back to 1997. For more information, visit www.saltustechnologies.com.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports.   Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor Contact:
Dilek Mir
(310) 591-5619
dmir@corporateprofile.com

MacroSolve Company Contact:
April Sailsbury
(918) 388-3529
april.sailsbury@macrosolve.com

Saltus Technologies Company Contact
Eric Fultz
(918) 388-3545
eric.fultz@saltustechnologies.com